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                                                                     EXHIBIT k.1

                       ADMINISTRATION SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this ___ day of February, 2004, by and among BRANTLEY MANAGEMENT COMPANY, an Ohio corporation ("Brantley") and BRANTLEY MEZZANINE CAPITAL CORP., a Maryland corporation ("Company").

         WHEREAS, Brantley wishes to provide certain administration and other services to the Company;

         WHEREAS, the Company is a closed-end investment company which has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the "1940 Act"), and is authorized to issue shares of common stock;

         WHEREAS, the Company desires to retain Brantley to provide certain administration services to the Company as provided hereunder.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       APPOINTMENT OF BRANTLEY AS ADMINISTRATOR

         The Company hereby appoints Brantley as administrator of the Company on the terms and conditions set forth in this Agreement, and Brantley hereby accepts such appointment and agrees to perform (or provide for the performance of) the services and duties set forth in this Agreement.

2.       DELEGATION OF DUTIES


               Brantley may delegate some or all of its duties under this Agreement. Brantley may employ a sub-administrator to assist in the performance of its duties under this Agreement. Such use does not relieve Brantley of any duty or liability it would otherwise have under this Agreement. Compensation of any such sub-administrator for services provided and expenses incurred under any agreement between Brantley and any such sub-administrator permitted under this paragraph is the sole responsibility of Brantley. In the event Brantley shall retain a sub-administrator under this paragraph, Brantley shall be responsible for oversight over such sub-administrator and will provide such sub-administrator with the assistance necessary for such sub-administrator to provide the applicable services to Company. The decision to retain or terminate a sub-administrator to provide services to the Company pursuant to this paragraph is in the sole discretion of Brantley.


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3.       SERVICES AND DUTIES OF BRANTLEY

                  Brantley shall provide the following administration services for the Company:

         A.       General Company Management:

                  (1)      Act as liaison among all Company service providers.

                  (2)      Supply:

                           a.       Corporate secretarial services.

                           b.       Office facilities (which may be in
                                    Brantley's or its affiliate's own offices).

                           c. Non-investment-related statistical and research data.

                  (3)      Coordinate board communication by:

                           a. Assisting Company's counsel in establishing meeting agendas.

                           b. Preparing board reports based on financial and administrative data.

                           c. Assisting Audit Committee in evaluating independent auditor if requested.

                           d. Securing and monitoring fidelity bond and director and officer liability coverage, and making necessary Securities and Exchange Commission (the "SEC") filings relating thereto.

                           e. Preparing minutes of meetings of the board and Company shareholders.

                           f. Making available Brantley personnel to serve as officers of the Company and if so elected to attend board meetings and present materials for directors' review at such meetings.

                  (4)      Audits:

                           a. Prepare appropriate schedules and assist independent auditors.

                           b.       Provide information to the SEC and
                                    facilitate audit process.

                           c.       Provide office facilities.

                  (5)      Assist in overall operations of the Company.

                  (6) Pay Company expenses upon written authorization from the Company.

         B.       Compliance:

                  (1)      Regulatory Compliance:

                           a. Monitor compliance with applicable 1940 Act requirements, including but not limited to:

                                    (i)      Leverage limits.

                                    (ii)     Maintenance of books and records
                                             under Rule 31a-3.

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                                    (iii)    Code of Ethics requirements for
                                    disinterested directors of the Company.

                           b. Monitor Company's compliance with certain policies and investment limitations set forth in its prospectus.

                           c. Monitor applicable regulatory and legal developments in the industry and report the same to the Company.

                           d. Prepare and file reports and other documents required by U.S. stock exchanges on which the Company's shares are listed.

                  (2)      SEC Registration and Reporting:

                           a. Assist Company counsel in preparing proxy statements and various other required SEC filings.

                           b. Assist the Company in the preparation and filing of periodic shareholder reports and financial statements.

                           c. Coordinate the printing and mailing of publicly disseminated reports.

                           d.       File fidelity bond under Rule 17g-1.

                           e. Monitor sales of Company shares (including through dividend reinvestment plans) and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

                  (3)      IRS Compliance:

                           a. Monitor the Company's status as a regulated investment company under Subchapter M through review of the following: (i) asset diversification tests, (ii) qualifying income requirements and (iii) distribution requirements.

                           b. Calculate required distributions (including excise tax distributions, if any).

         C.       Financial Reporting:

                  (1) Prepare financial reports for officers, shareholders, tax authorities, the board, the SEC and the independent auditors (and others if reasonably requested by the Company).

                  (2) Supervise the Company's custodian and fund accountants in the maintenance of the Company's general ledger and in the preparation of the Company's financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Company's shares, and of the declaration and payment of dividends and other distributions to shareholders.

                  (3) Provide any financial data including any performance calculations as may be requested from time to time by the Company.

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         D.       Tax Reporting:

                  (1) Prepare and file on a timely basis appropriate federal and state tax returns.

                  (2) File Form 1099 Miscellaneous for payments to directors and other service providers.

                  (3) Provide such other tax reporting and calculations as may from time to time be requested by the Company.

4.       COMPENSATION

         Brantley shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. The Company shall pay all fees and reimbursable expenses within thirty
         (30) calendar days following receipt of the billing notice.

5.       INDEMNIFICATION; LIMITATION OF LIABILITY

         A. Brantley shall exercise reasonable care in the performance of its duties under this Agreement. Brantley shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Brantley's control, except a loss arising out of or relating to Brantley's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Company shall indemnify and hold harmless Brantley from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which Brantley may sustain or incur or which may be asserted against Brantley by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Brantley by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to Brantley and as amended from time to time in writing by resolution of the Board of Directors of the Company.

                  Brantley shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by Brantley as a result of Brantley's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                  In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Brantley shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond

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                  Brantley's control. Brantley will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Brantley. Brantley agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect Brantley's premises and operating capabilities at any time during regular business hours of Brantley, upon reasonable notice to Brantley.

                  Notwithstanding the above, Brantley reserves the right to reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. Indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

6.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         Brantley agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where Brantley may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

         Further, Brantley will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, Brantley will not share any nonpublic personal information concerning any of the Company's shareholders to any third party (except as necessary to services providers, such as a sub-administrator) unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

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7.       TERM OF AGREEMENT; AMENDMENT

         This Agreement shall become effective as of the date first written above, and unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. This Agreement may be terminated by either party upon giving sixty (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties. The representations of Brantley in Section 5 hereunder shall survive the termination of this Agreement.

8.       RECORDS

         Brantley shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Brantley agrees that all such records prepared or maintained by Brantley relating to the services to be performed by Brantley hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request. Brantley agrees to provide the Company any records necessary for the Company to comply with its obligations under the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, Brantley shall cooperate with the Company and assist the Company as is necessary by providing information to enable the appropriate officers of the Company to execute any required certifications, including by providing appropriate back-up certificates to the officers of the Company in the form reasonably requested by the Company.

9.       GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of Ohio, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

10.      DUTIES IN THE EVENT OF TERMINATION

         In the event that, in connection with termination, a successor to any of Brantley's duties or responsibilities hereunder is designated by the Company by written notice to Brantley, Brantley will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Brantley under this Agreement in a form reasonably acceptable to the Company, and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Brantley's personnel in the establishment of books, records, and other data by such successor.

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11.      NO AGENCY RELATIONSHIP

         Nothing herein contained shall be deemed to authorize or empower Brantley to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

12.      DATA NECESSARY TO PERFORM SERVICES

         The Company or its agents shall furnish to Brantley the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If Brantley (or its affiliates) is also acting in another capacity for the Company, nothing herein shall be deemed to relieve Brantley (or its affiliates) of any of its obligations in such capacity.

13.      ASSIGNMENT

         This Agreement may not be assigned by either party without the prior written consent of the other party.

14.      NOTICES

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

         Notice to Brantley shall be sent to:

                  Brantley Management Company
                  3201 Enterprise Parkway, Suite 350
                  Beachwood, Ohio 44122

         and notice to Company shall be sent to:

                 Brantley Mezzanine Capital Corp.
                 3201 Enterprise Parkway, Suite 350
                 Beachwood, Ohio  44122

15.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRANTLEY MANAGEMENT COMPANY                BRANTLEY MEZZANINE CAPITAL CORP.

By: ______________________________         By: _________________________________

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                                    EXHIBIT A

ADMINISTRATION SERVICING AGREEMENT ANNUAL FEE SCHEDULE:

                  11 basis points on the first $100 million

                  9 basis points on the next $200 million

                  7 basis points on the balance above $300 million

                                 Minimum annual fee:  $75,000

Extraordinary services - quoted separately

Plus out-of-pocket expenses, including but not limited to:
               Postage, Stationery
               Programming / customization requested by Company
               Retention of records
               Special reports
               Federal and state regulatory filing fees
               Out-of-pocket expenses from participation in client meetings Auditing and out-of-pocket legal expenses